Exhibit 99.1

Alliant Energy
4902 North Biltmore Lane
P.O. Box 77007
Madison, WI 53707-1007
www.alliantenergy.com

News Release

FOR IMMEDIATE RELEASE	Media Contact:	Rob Crain (608) 458-4469
Investor Relations:	Jamie Freeman (608) 458-3274

ALLIANT ENERGY ANNOUNCES THIRD QUARTER 2008 RESULTS

MADISON, Wis. – October 31, 2008 – Alliant Energy Corp. (NYSE: LNT) today announced net income and earnings per share (EPS) for the third quarter of 2008 of $108.5 million and $0.98, respectively, compared to $119.6 million and $1.08 for the same period in 2007. A summary of Alliant Energy’s third quarter earnings is as follows (net income in millions):

	2008		2007

Earnings from continuing operations:	Net Income	EPS	Net Income	EPS

Utility	$101.1	$0.92	$106.6	$0.96
Non-regulated	7.1	0.06	8.4	0.08
Parent (primarily interest income)	0.9	0.01	1.2	0.01

Total earnings from continuing operations	109.1	0.99	116.2	1.05
Income (loss) from discontinued operations	(0.6)	(0.01)	3.4	0.03

Net income	$108.5	$0.98	$119.6	$1.08

EPS for Alliant Energy’s utility business continued to be impacted by the clean-up and restoration costs resulting from severe flooding in Iowa earlier this year. The other key drivers that reduced utility earnings include the sale of Interstate Power and Light Company (IPL) electric transmission assets that occurred in December 2007 and the impacts of cooler weather on its electric margins. These items were partially offset by lower operating expenses and increased allowance for funds used during construction resulting from wind projects under development in both Iowa and Wisconsin.

EPS for Alliant Energy’s non-regulated businesses continued to experience solid growth at RMT and WindConnect®. This growth was more than offset by lower earnings at Non-regulated Generation resulting from a new purchased power agreement associated with the Neenah Energy Facility as well as various income tax-related items.

“We have made tremendous progress in getting our Cedar Rapids area operations back in business since the June flooding in Iowa. While we still have much work to do at two of our generating stations, our electric load has been restored to over 99 percent of pre-flood levels,” said Bill Harvey, Alliant Energy Chairman, President, and CEO. “Excluding the impacts of the floods and the mild summer weather, our core utility operations posted results in line with our expectations, and RMT and WindConnect® continued to deliver strong results to our non-regulated business. Based on our year-to-date results we are narrowing our earnings guidance range for 2008 but leaving the midpoint unchanged.”

Additional details regarding Alliant Energy’s third quarter EPS from continuing operations for 2008 and 2007 are as follows:

	2008	2007	Variance
Utility operations:
Electric margins:
Net impact of weather and weather hedges	(0.04)	0.01	(0.05)
Leasing costs for standby generating units required due to June 2008 flooding	(0.03)	--	(0.03)
Electric service disruption at IPL due to June 2008 flooding	(0.02)	--	(0.02)
Lower purchased power capacity costs at Wisconsin Power and Light Co (WPL)			0.03
Gas margins			0.01
Other revenues (higher third party commodity sales)			0.02
Operating expenses:
Net impact from IPL’s electric transmission assets sale			(0.07)
Midwest flooding costs in Q3 2008, net of estimated insurance recoveries	(0.06)	--	(0.06)
Incentive-related compensation	(0.01)	(0.06)	0.05
Impact of new depreciation rates at WPL effective July 1, 2008	0.02	--	0.02
Other			0.01
Allowance for funds used during construction (primarily due to wind projects)			0.03
Equity earnings from unconsolidated subsidiaries			0.01
Changes in effective income tax rate:
U.S. federal income tax audit settlement in Q3 2007	--	0.04	(0.04)
Other			0.04
Accretive effect of fewer shares outstanding			0.01

Total utility operations	0.92	0.96	(0.04)

Non-regulated operations:
RMT and WindConnect®	0.06	0.03	0.03
Non-regulated Generation	0.02	0.04	(0.02)
Transportation	0.02	0.02	--
Other (primarily taxes)	(0.04)	(0.01)	(0.03)
Total non-regulated operations	0.06	0.08	(0.02)

Parent company (primarily interest income)	0.01	0.01	--

Earnings per share from continuing operations	$0.99	$1.05	($0.06)

The following comments are offered to further explain the larger drivers of earnings performance during the third quarter of 2008:

Midwest flooding: Electric margins, as well as operating and maintenance expenses, continued to be adversely impacted by the June 2008 flooding that occurred in IPL’s service territory. The flood-related impact recorded in the third quarter reduced earnings by $0.11 per share. When combined with the $0.07 per share earnings reduction from the second quarter, the year-to-date flood-related reduction to earnings is $0.18 per share.

Weather: Cooling degree days for the third quarter of 2008 were 43% and 18% below normal at IPL and WPL, respectively. The resulting impact of $13 million of lower electric margins was partially offset by summer weather hedges at both IPL and WPL. A $6 million gain from the weather hedge was recorded in the third quarter as a result of the cooler than normal weather. In total, cooler weather reduced third quarter electric margins by $7 million, an EPS impact of $0.04.

Other operating expenses: Alliant Energy does not currently anticipate a payout under its short-term incentive compensation plan in 2008 and therefore made no accrual in the third quarter. In the third quarter of 2007, an $11 million pre-tax accrual was recorded under the plan for that year. Under the short-term plan incentives are paid only if the utilities produce earnings that exceed the midpoint of their guidance established at the beginning of the year. For 2008, the midpoint of utility guidance at the beginning of the year was $2.33 per share; the midpoint of the current utility range is $2.30 per share. Operating expenses were also lower for the third quarter of 2008 as the result of new depreciation rates that went into effect at the beginning of the third quarter at WPL.

Allowance for funds used during construction: As of September 30, 2008, the construction work in progress balance for IPL’s Whispering Willow - East Wind Farm and WPL’s Cedar Ridge Wind Farm were $156 million and $136 million, respectively. The Cedar Ridge project is expected to be in service in the fourth quarter of 2008. The Whispering Willow - East project is expected to be in service in 2010.

Changes in effective income tax rate and non-regulated operations - other: The utility effective income tax rate was unchanged at 35% in the third quarter of 2008 versus the same period a year ago. In the third quarter of 2007, the utility effective rate benefited from settlement of a U.S federal income tax audit, while in the third quarter of 2008 higher claimed research and development expenditures provided a similar result. Non-regulated operations experienced an effective income tax rate of 57% for the third quarter of 2008 versus 42% in the third quarter of 2007. The higher 2008 rate for non-regulated operations resulted from the impacts of adjustments from on-going federal income tax audits.

2008 Earnings Guidance

Alliant Energy is narrowing its 2008 earnings guidance range for earnings from continuing operations to $2.65 - $2.75 per share, which also includes narrowing the utility business earnings range to $2.25 - $2.35 per share. 2008 earnings guidance for non-regulated businesses has been reduced modestly due to a higher forecasted effective tax rate. Details of the current and prior guidance for 2008 are as follows:

	Current	Prior

Utility business	$2.25 - 2.35	$2.20 - 2.40

Non-regulated businesses	0.28 – 0.32	0.30 - 0.34

Parent company	0.08 – 0.10	0.08 - 0.10

Alliant Energy	$2.65 – 2.75	$2.60 - 2.80

The guidance does not include the impact of certain non-cash valuation adjustments that Alliant Energy may incur, the impact of any future adjustments made to Alliant Energy's deferred tax asset valuation allowances, the impacts of any cumulative effects of changes in accounting principles, any gains/losses and related tax impact that may be realized from possible sales of certain Alliant Energy assets that would be reported in earnings from continuing operations, or the potential tax impacts of capital costs components of the flooding yet to be finalized for which deferred tax expense is not recorded pursuant to Iowa tax rate making principles. Finally, the guidance also assumes that no businesses will be re-classified to "discontinued operations".

Drivers for Alliant Energy’s earnings estimates include, but are not limited to:
•	Flood-related issues, including anticipated amount of operating and maintenance expenses, levels of steam margins, and insurance and regulatory recoveries
•	Normal weather conditions in its utility service territories for the remainder of 2008
•	Ability to recover future purchased power, fuel and fuel-related costs through rates in a timely manner
•	State of economy in its utility service territory and resulting implications on sales
•	Continuing cost controls and operational efficiencies
•	Ability of IPL and WPL to recover their operating costs and deferred expenditures, and to earn a reasonable rate of return in current and future rate proceedings
•	Execution of IPL’s and WPL’s generation build-out and environmental expenditure plans
•	Ability to utilize tax capital losses generated to-date, and those that may be generated in the future, before they expire
•	Execution of RMT and WindConnect® projects as planned

Earnings Conference Call

A conference call to review the third quarter 2008 results is scheduled for Friday, October 31st at 9:00 a.m. central time. Alliant Energy Chairman, President and Chief Executive Officer William D. Harvey and Senior Executive Vice President and Chief Financial Officer Eliot G. Protsch will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 866-454-4207 (United States or Canada) or 913-312-6697 (International), passcode 4623087. Interested parties may also listen to a webcast at www.alliantenergy.com/investors. A replay of the call will be available through November 7, 2008, at 888-203-1112 (United States or Canada) or 719-457-0820 (International), passcode 4623087. An archive of the webcast will be available on the Company’s Web site at www.alliantenergy.com/investors for 12 months.

Alliant Energy is the parent company of two public utility companies – Interstate Power and Light Company and Wisconsin Power and Light Company – and of Alliant Energy Resources, Inc., the parent company of Alliant Energy’s non-regulated operations. Alliant Energy is an energy-services provider with subsidiaries serving approximately 1 million electric and 400,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company's primary focus. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the Company's Web site at www.alliantenergy.com.

This press release includes forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “expect” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Actual results could be affected by the following factors, among others: federal and state regulatory or governmental actions, including the impact of energy-related and tax legislation and regulatory agency orders; IPL’s and WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs, capital expenditures and deferred expenditures, the earning of reasonable rates of return and the payment of expected levels of dividends; current or future litigation, regulatory investigations, proceedings or inquiries; Alliant Energy Resources, Inc.’s (AER) ability to successfully defend against, and any liabilities arising out of, the alleged default by AER under the Indenture related to its Exchangeable Senior Notes due 2030 (PHONES); Alliant Energy’s ability to successfully defend against, and any liabilities arising out of, the alleged violation of ERISA by the cash balance pension plan; developments that adversely impact the ability to implement strategic plans including unanticipated issues in connection with construction of their new generating facilities and WPL’s potential purchases of the Riverside Energy Center and AER’s electric generating facility in Neenah, Wisconsin; issues related to the availability of generating facilities and the supply and delivery of fuel and purchased electricity and price thereof, including the ability to recover and retain purchased power, fuel and fuel-related costs through rates in a timely manner; the impact fuel and fuel-related prices and other economic conditions may have on IPL’s and WPL’s customers’ demand for utility services; IPL’s and WPL’s ability to collect unpaid utility bills; issues associated with environmental remediation efforts and with environmental compliance generally including changing environmental laws and regulations (including the impacts of the CAIR vacatur and the vacatur’s impact on emission allowance forward contracts) and the ability to recover through rates all environmental compliance costs; potential impacts of any future laws or regulations regarding global climate change or carbon emissions reductions; weather effects on results of operations; financial impacts of hedging strategies, including the impact of weather hedges on earnings; unplanned outages at generating facilities and risks related to recovery of incremental costs through rates; impacts that storms or natural disasters in IPL’s and WPL’s service territories may have on IPL’s and WPL’s operations, including uncertainties associated with efforts to remediate the effects of the June 2008 Midwest flooding, reimbursement of storm-related costs covered by insurance, rate relief for costs associated with restoration and impacts of the flooding on the economic conditions of the affected service territories; economic and political conditions in IPL’s and WPL’s service territories; the growth rate of ethanol and biodiesel production in IPL’s and WPL’s service territories; Alliant Energy’s ability to achieve and/or sustain its dividend payout ratio goal; any material post-closing adjustments related to any of their past asset divestitures; employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages; continued access to the capital markets under competitive terms and rates; access to technological developments; issues related to electric transmission, including operating in the Midwest Independent Transmission System Operator (MISO) energy market, the impacts of potential future billing adjustments from MISO and recovery of costs incurred; inflation and interest rates; the impact of necessary accruals for the terms of incentive compensation plans; the effect of accounting pronouncements issued periodically by standard-setting bodies; the ability to continue cost controls and operational efficiencies; the ability to utilize tax capital losses generated to date, and those that may be generated in the future, before they expire; the direct or indirect effects resulting from terrorist incidents or responses to such incidents; the ability to successfully complete ongoing tax audits and appeals with no material impact on earnings and cash flows. Without limitation, the expectations with respect to projected earnings in the “2008 Earnings Guidance” section of this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007

	(dollars in millions, except per share amounts)
Operating revenues:
Utility:
Electric	$714.0	$733.5	$1,858.4	$1,852.5
Gas	73.5	56.3	503.1	438.6
Other	30.8	16.2	64.3	49.6
Non-regulated	162.0	101.3	373.9	225.5

	980.3	907.3	2,799.7	2,566.2

Operating expenses:
Utility:
Electric production fuel and purchased power	317.2	323.6	876.3	855.6
Electric transmission service	49.2	22.9	139.3	68.5
Cost of gas sold	46.9	31.7	365.8	304.5
Other operation and maintenance	151.3	149.5	442.6	452.0
Non-regulated operation and maintenance	141.5	83.9	318.8	185.3
Depreciation and amortization	57.9	65.3	181.2	197.3
Taxes other than income taxes	25.8	26.8	78.1	81.6

	789.8	703.7	2,402.1	2,144.8

Operating income	190.5	203.6	397.6	421.4

Interest expense and other:
Interest expense	30.0	29.0	90.0	86.3
Equity income from unconsolidated investments, net	(9.6)	(7.2)	(24.3)	(21.7)
Allowance for funds used during construction	(8.4)	(2.1)	(15.8)	(5.5)
Preferred dividend requirements of subsidiaries	4.6	4.6	14.0	14.0
Interest income and other	(2.8)	(2.1)	(14.1)	(13.0)

	13.8	22.2	49.8	60.1

Income from continuing operations before income taxes	176.7	181.4	347.8	361.3

Income taxes	67.6	65.2	118.8	134.9

Income from continuing operations	109.1	116.2	229.0	226.4

Income (loss) from discontinued operations, net of tax	(0.6)	3.4	8.4	5.7

Net income	$108.5	$119.6	$237.4	$232.1

Weighted average number of common shares
outstanding (basic) (000s)	110,182	110,881	110,166	113,026

Weighted average number of common shares
outstanding (diluted) (000s)	110,313	111,056	110,313	113,279

Earnings per weighted average common share (basic
and diluted):
Income from continuing operations	$0.99	$1.05	$2.08	$2.00
Income (loss) from discontinued operations	(0.01)	0.03	0.07	0.05

Net income	$0.98	$1.08	$2.15	$2.05

Dividends declared per common share	$0.35	$0.3175	$1.05	$0.9525

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
ASSETS	2008	2007

	(in millions)
Property, plant and equipment:
Utility:
Electric plant in service	$5,743.5	$5,633.7
Gas plant in service	750.5	726.3
Other plant in service	468.5	466.8
Accumulated depreciation (accum. depr.)	(2,725.6)	(2,692.5)

Net plant	4,236.9	4,134.3
Construction work in progress:
Whispering Willow - East Wind Farm	156.1	--
Cedar Ridge Wind Farm	136.3	41.8
Other	225.7	153.6
Other, less accum. depr.	21.9	4.6

Total utility	4,776.9	4,334.3

Non-regulated and other:
Non-regulated Generation, less accum. depr.	232.5	240.5
Other non-regulated investments, less accum. depr.	63.8	66.1
Alliant Energy Corporate Services, Inc. and other, less accum. depr.	44.0	39.0

Total non-regulated and other	340.3	345.6

	5,117.2	4,679.9

Current assets:
Cash and cash equivalents	379.4	745.6
Accounts receivable:
Customer, less allowance for doubtful accounts	134.4	154.7
Unbilled utility revenues	90.8	151.6
Other, less allowance for doubtful accounts	95.9	40.6
Production fuel, at weighted average cost	107.8	92.2
Materials and supplies, at weighted average cost	50.0	45.6
Gas stored underground, at weighted average cost	83.8	70.5
Regulatory assets	53.5	58.5
Derivative assets	31.5	34.1
Other	91.5	78.9

	1,118.6	1,472.3

Investments:
Investment in American Transmission Company LLC	188.6	172.2
Other	63.7	65.7

	252.3	237.9

Other assets:
Regulatory assets	506.1	491.7
Deferred charges and other	302.4	307.9

	808.5	799.6

Total assets	$7,296.6	$7,189.7

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

	September 30,	December 31,
CAPITALIZATION AND LIABILITIES	2008	2007

	(in millions, except per
	share and share amounts)
Capitalization:
Common stock - $0.01 par value - authorized 240,000,000 shares;
outstanding 110,449,099 and 110,359,314 shares	$1.1	$1.1
Additional paid-in capital	1,495.5	1,483.4
Retained earnings	1,324.2	1,205.2
Accumulated other comprehensive income	--	0.2
Shares in deferred compensation trust – 248,377 and 294,196 shares
at a weighted average cost of $30.95 and $29.65 per share	(7.7)	(8.7)

Total common equity	2,813.1	2,681.2

Cumulative preferred stock of subsidiaries, net	243.8	243.8
Long-term debt, net (excluding current portion)	1,255.1	1,404.5

	4,312.0	4,329.5

Current liabilities:
Current maturities of long-term debt	286.8	140.1
Commercial paper	67.9	81.8
Other short-term borrowings	--	29.5
Accounts payable	396.4	346.7
Regulatory liabilities	63.5	86.5
Accrued taxes	52.6	74.7
Derivative liabilities	44.8	24.3
Other	138.0	153.4

	1,050.0	937.0

Other long-term liabilities and deferred credits:
Deferred income taxes	860.4	822.9
Regulatory liabilities	659.1	656.4
Pension and other benefit obligations	199.9	206.4
Other	213.1	233.6

	1,932.5	1,919.3

Minority interest	2.1	3.9

Total capitalization and liabilities	$7,296.6	$7,189.7

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Nine Months
	Ended September 30,
	2008	2007

	(in millions)
Cash flows from operating activities:
Net income	$237.4	$232.1
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	181.2	197.3
Other amortizations	34.8	35.8
Deferred tax expense and investment tax credits	4.2	48.5
Equity income from unconsolidated investments, net	(24.3)	(21.7)
Distributions from equity method investments	20.9	16.4
Other	(1.2)	(16.8)
Other changes in assets and liabilities:
Accounts receivable	(26.2)	42.7
Sale of accounts receivable	50.0	(75.0)
Production fuel	(15.6)	(19.3)
Gas stored underground	(13.3)	(10.1)
Regulatory assets	(32.0)	52.9
Accounts payable	45.3	(6.0)
Accrued taxes	(21.9)	11.2
Derivative liabilities	25.7	(53.7)
Regulatory liabilities	(24.6)	(31.9)
Accrued incentive compensation and other	(39.1)	(24.5)

Net cash flows from operating activities	401.3	377.9

Cash flows used for investing activities:
Construction and acquisition expenditures:
Utility business	(619.1)	(353.6)
Alliant Energy Corporate Services, Inc. and non-regulated businesses	(21.2)	(17.5)
Proceeds from asset sales	10.1	127.8
Purchases of emission allowances	--	(23.9)
Other	21.5	25.6

Net cash flows used for investing activities	(608.7)	(241.6)

Cash flows used for financing activities:
Common stock dividends	(115.7)	(108.2)
Repurchase of common stock	(1.7)	(296.7)
Proceeds from issuance of common stock	1.3	32.9
Proceeds from issuance of long-term debt	--	300.0
Reductions in long-term debt	(3.1)	(222.5)
Net change in short-term borrowings	(43.4)	(19.0)
Other	3.8	19.3

Net cash flows used for financing activities	(158.8)	(294.2)

Net decrease in cash and cash equivalents	(366.2)	(157.9)
Cash and cash equivalents at beginning of period	745.6	266.0

Cash and cash equivalents at end of period	$379.4	$108.1

KEY FINANCIAL STATISTICS
	Sep. 30, 2008	Sep. 30, 2007
Common shares outstanding (000s)	110,449	110,316
Book value per share	$25.47	$22.77
Quarterly common dividend rate per share	$0.35	$0.3175

KEY OPERATING STATISTICS
	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2008	2007	2008	2007

Utility electric sales (000s of MWh)
Residential	2,075	2,300	5,816	5,960
Commercial	1,651	1,692	4,638	4,665
Industrial	3,203	3,267	9,395	9,510

Retail subtotal	6,929	7,259	19,849	20,135
Sales for resale:
Wholesale	1,010	967	2,834	2,650
Bulk power and other	66	534	658	1,663
Other	38	40	125	126

Total	8,043	8,800	23,466	24,574

Utility retail electric customers (at Sep. 30)
Residential	839,625	838,285
Commercial	134,209	133,533
Industrial	2,953	2,939

Total	976,787	974,757

Utility gas sold and transported (000s of Dth)
Residential	1,645	1,511	20,731	19,236
Commercial	2,004	1,737	14,926	13,309
Industrial	988	739	3,464	3,220

Retail subtotal	4,637	3,987	39,121	35,765
Interdepartmental	509	1,243	1,244	2,080
Transportation / other	13,555	14,038	44,832	43,597

Total	18,701	19,268	85,197	81,442

Utility retail gas customers (at Sep. 30)
Residential	362,804	360,424
Commercial	44,956	44,881
Industrial	570	591

Total	408,330	405,896

Margin increases (decreases) from net impacts of weather (in millions) -
Electric margins -
Weather impacts on demand compared to
normal weather	($13)	$5	($13)	$6
Gains (losses) from weather derivatives	6	(3)	6	(3)

Net weather impact	($7)	$2	($7)	$3

Gas margins -
Weather impacts on demand compared to
normal weather	$--	$--	$9	$--
Gains (losses) from weather derivatives	--	--	(3)	(2)

Net weather impact	$--	$--	$6	($2)

	Three Months Ended Sep. 30,			Nine Months Ended Sep. 30,
	2008	2007	Normal (b)	2008	2007	Normal (b)

Cooling degree days (CDDs) (a)
Cedar Rapids, Iowa (IPL)	142	262	248	168	351	347
Madison, Wisconsin (WPL)	157	251	191	185	320	261
Heating degree days (HDDs) (a)
Cedar Rapids, Iowa (IPL)	117	97	147	4,840	4,207	4,148
Madison, Wisconsin (WPL)	105	124	198	4,885	4,384	4,527

(a) Alliant Energy entered into weather derivatives based on CDDs and HDDs to reduce potential volatility on its margins from the impacts of weather during the months of June through August and January through March, respectively.

(b) Normal degree days are calculated using a 20-year rolling average.